Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS

THOUSAND OAKS, Calif. – October 29, 2015 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Third quarter sales of $555.4 million

•	Third quarter earnings per diluted share of $1.34

•	Announced pricing of $125.0 million senior unsecured notes with an average fixed rate under 3.2%

•	Raising full year 2015 GAAP earnings outlook to $5.13 to $5.18, an increase from the prior outlook of $5.10 to $5.17

•	Announcing planned share repurchase of approximately $100.0 million under the company’s current share repurchase authorization

Teledyne today reported third quarter 2015 sales of $555.4 million, compared with sales of $601.1 million for the third quarter of 2014, a decrease of 7.6%. Net income attributable to Teledyne was $48.3 million ($1.34 per diluted share) for the third quarter of 2015, compared with $55.6 million ($1.47 per diluted share) for the third quarter of 2014, a decrease of 13.1%. The third quarter of 2015 included pretax severance charges of $3.1 million, as well as net discrete tax benefits of $7.4 million, partially offset by increased tax expense of $3.3 million due to a higher tax rate, excluding discrete items. The third quarter of 2014 included pretax severance charges of $1.7 million, offset by net discrete tax benefits of $6.1 million.

“Teledyne continues to benefit from our balanced business portfolio and ongoing emphasis on cost control and strong operating discipline.  While sales declined from last year, GAAP operating margin improved and was at the highest level so far in 2015,” said Robert Mehrabian, Chairman, President and Chief Executive Officer.  “Weakness in energy markets and the challenging capital spending environment, especially overseas, impacted sales of marine and electronic test and measurement instrumentation.  However, this was partially offset by increased sales of environmental instrumentation and commercial digital imaging systems.  Furthermore, sales of aerospace and defense electronics increased sequentially as expected.  Finally, given our strong cash flow and balance sheet, we will not only continue to pursue acquisitions, but also repurchase shares opportunistically.”

Review of Operations (Comparisons are with the third quarter of 2014, unless noted otherwise.)

Instrumentation
The Instrumentation segment’s third quarter 2015 sales were $243.2 million, compared with $280.4 million, a decrease of 13.3%. Third quarter 2015 operating income was $38.6 million, compared with $46.9 million, a decrease of 17.7%.
The third quarter 2015 sales decrease resulted from lower sales of marine instrumentation and electronic test and measurement instrumentation, partially offset by higher sales of environmental instrumentation. Sales for marine instrumentation decreased by $30.9 million and primarily reflected lower sales of geophysical sensors for offshore oil exploration, interconnect systems for land-based energy applications, and other marine sensors and systems, especially for international markets, partially offset by $10.8 million in incremental sales from recent acquisitions. Sales of electronic test and measurement instrumentation decreased $7.6 million and sales of environmental instrumentation increased $1.3 million. The decrease in operating income primarily reflected the impact of lower sales. The third quarter of 2015 reflected $0.6 million in higher severance costs compared with 2014.

Digital Imaging
The Digital Imaging segment’s third quarter 2015 sales were $95.7 million, compared with $95.6 million, an increase of 0.1%. Operating income was $10.4 million for the third quarter of 2015, compared with $7.9 million, an increase of 31.6%.

The third quarter 2015 sales included $2.7 million in incremental sales from a recent acquisition. The third quarter 2015 sales also reflected increased sales of commercial digital imaging systems, including machine vision cameras, X-ray sensors and laser-based mapping systems, offset by lower sales of infrared imaging systems and from U.S. Government research and development contracts. The increase in operating income in 2015 reflected improved margins across a number of product categories as a result of ongoing cost reductions.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s third quarter 2015 sales were $151.3 million, compared with $151.8 million, a decrease of 0.3%. Operating income was $23.5 million for the third quarter of 2015, compared with $21.6 million, an increase of 8.8%.

The third quarter 2015 sales reflected lower sales of $2.7 million from electronic manufacturing services products and $0.7 million of microwave and interconnect systems, partially offset by higher net sales of $2.9 million from avionics products and electronic relays. Operating income in the third quarter of 2015 reflected the impact of improved margins for microwave and interconnect systems, as well as increased sales of higher margin avionics products. The third quarter of 2015 also reflected higher pension expense of $0.5 million.

Engineered Systems
The Engineered Systems segment’s third quarter 2015 sales were $65.2 million compared with $73.3 million, a decrease of 11.1%. Operating income was $5.9 million for the third quarter of 2015, compared with $8.5 million, a decrease of 30.6%.

The third quarter 2015 sales reflected lower sales of engineered products and services of $4.0 million, lower turbine engine sales of $2.1 million and lower sales of energy systems products of $2.0 million. The lower sales of engineered products and services primarily resulted from lower sales of marine manufacturing programs due in part to the timing of shipments. Operating income in the third quarter of 2015 reflected the impact of lower sales including higher margin turbine engines and higher pension expense of $0.5 million.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $73.5 million for the third quarter of 2015, compared with $80.2 million. The lower cash provided by operating activities in the third quarter of 2015 reflected lower net income and higher income tax payments. Free cash flow (cash provided by operating activities less capital expenditures) was $63.2 million for the third quarter of 2015, compared with $71.1 million and reflected lower cash provided by operating activities and higher capital expenditures. At September 27, 2015, total debt, including capital lease obligations, was $712.7 million, which included $205.0 million outstanding under the $750.0 million credit facility. In the third quarter, the company entered into a note purchase agreement providing for a private placement of $125.0 million in aggregate principal amount of senior unsecured notes expected to be issued on November 5, 2015. The notes will consist of $25.0 million of 2.81% senior unsecured notes due November 5, 2020, and $100.0 million of 3.28% senior unsecured notes due November 5, 2022. Cash totaled $71.5 million at September 27, 2015. The company received $2.7 million from the exercise of stock options in the third quarter of 2015, compared with $1.0 million. Capital expenditures for the third quarter of 2015 were $10.3 million, compared with $9.1 million. Depreciation and amortization expense for the third quarter of 2015 was $21.9 million, compared with $23.5 million.

Free Cash Flow (a)	Third Quarter
(in millions, brackets indicate use of funds)	2015	2014
Cash provided by operating activities	$73.5	$80.2
Capital expenditures for property, plant and equipment	(10.3)	(9.1)
Free cash flow	$63.2	$71.1
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Pension
Pension expense was $1.0 million for the third quarter of 2015 compared with pension income of $0.3 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $3.4 million for both the third quarter of 2015 and 2014. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Income Taxes
The effective tax rate for the third quarter of 2015 was 21.4% compared with 19.2%. The third quarter of 2015 reflected net discrete tax benefits of $7.4 million compared with net discrete tax benefits of $6.1 million. Excluding the net discrete tax items in both periods, the effective tax rates would have been 33.5% for the third quarter of 2015 and 28.1% for the third quarter of 2014. The higher effective tax rate in 2015 primarily reflects a change in the mix of U.S. and foreign earnings.

Stock Option Compensation Expense
For the third quarter of 2015, the company recorded a total of $2.6 million in stock option expense, of which $1.9 million was recorded in the operating segment results and $0.7 million was recorded as corporate expense. For the third quarter of 2014, the company recorded a total of $3.9 million in stock option expense, of which $2.7 million was recorded in the operating segment results and $1.2 million was recorded as corporate expense.

Other
Interest expense, net of interest income, was $6.0 million for the third quarter of 2015, compared with $4.6 million, and primarily reflected higher average debt levels, due to recent acquisitions and the stock repurchase program. Corporate expense was $8.9 million for the third quarter of 2015, compared with $10.6 million and primarily reflected lower compensation expenses. Other income and expense was $2.1 million of expense for the third quarter of 2015 compared with expense of $1.8 million.

Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2015 earnings per diluted share will be in the range of approximately $1.25 to $1.30 and the full year 2015 earnings per diluted share outlook is expected to be in the range of approximately $5.13 to $5.18, an increase from the prior outlook of $5.10 to $5.17. The company’s effective tax rate for 2015 is expected to be 30.8%, before discrete items. For the company’s domestic pension plan, the discount rate for 2015 decreased to 4.5% from 5.4%. Total year 2015 pension expense is expected to be $3.0 million, including the one-time gain of $1.2 million in the first quarter, compared with pension income of $1.3 million for total year 2014. The company plans to enter into a new accelerated share repurchase agreement for approximately $100.0 million in the near-term.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions, product sales, note issuances, capital expenditures, pension matters, stock option compensation expense, stock repurchases, interest expense, taxes, exchange rate fluctuations, cost reductions and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; and threats to the security of our confidential and proprietary information, including cyber security threats. Continued lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.
While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2014 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, October 29, 2015. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, October 29, 2015.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 27, 2015 AND SEPTEMBER 28, 2014
(Unaudited - in millions, except per share amounts)

	Third Quarter	Third Quarter	Nine Months	Nine Months
	2015	2014	2015	2014
Net sales	$555.4	$601.1	$1,698.1	$1,771.7
Costs and expenses:
Costs of sales	345.8	375.4	1,049.4	1,095.5
Selling, general and administrative expenses	140.1	151.4	443.0	461.6
Total costs and expenses	485.9	526.8	1,492.4	1,557.1
Operating income	69.5	74.3	205.7	214.6
Interest expense, net	(6.0)	(4.6)	(17.9)	(13.9)
Other income (expense), net	(2.1)	(1.8)	2.1	7.0
Income before income taxes	61.4	67.9	189.9	207.7
Provision for income taxes	13.1	13.0	49.9	51.0
Net income	48.3	54.9	140.0	156.7
Noncontrolling interest	—	0.7	0.3	0.8
Net income attributable to Teledyne	$48.3	$55.6	$140.3	$157.5
Diluted earnings per common share	$1.34	$1.47	$3.88	$4.13
Weighted average diluted common shares outstanding	36.1	37.8	36.2	38.1

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 27, 2015 AND SEPTEMBER 28, 2014
(Unaudited - in millions)

	Third Quarter	Third Quarter	% Change	Nine Months	Nine Months	% Change
	2015	2014		2015	2014
Net sales:
Instrumentation	$243.2	$280.4	(13.3)%	$784.8	$815.9	(3.8)%
Digital Imaging	95.7	95.6	0.1%	276.9	301.2	(8.1)%
Aerospace and Defense Electronics	151.3	151.8	(0.3)%	439.5	457.3	(3.9)%
Engineered Systems	65.2	73.3	(11.1)%	196.9	197.3	(0.2)%
Total net sales	$555.4	$601.1	(7.6)%	$1,698.1	$1,771.7	(4.2)%
Operating income:
Instrumentation	$38.6	$46.9	(17.7)%	$126.4	$128.2	(1.4)%
Digital Imaging	10.4	7.9	31.6%	28.5	29.3	(2.7)%
Aerospace and Defense Electronics	23.5	21.6	8.8%	63.5	68.3	(7.0)%
Engineered Systems	5.9	8.5	(30.6)%	17.4	21.4	(18.7)%
Corporate expense	(8.9)	(10.6)	(16.0)%	(30.1)	(32.6)	(7.7)%
Operating income	69.5	74.3	(6.5)%	205.7	214.6	(4.1)%
Interest expense, net	(6.0)	(4.6)	30.4%	(17.9)	(13.9)	28.8%
Other income (expense), net	(2.1)	(1.8)	16.7%	2.1	7.0	(70.0)%
Income before income taxes	61.4	67.9	(9.6)%	189.9	207.7	(8.6)%
Provision for income taxes	13.1	13.0	0.8%	49.9	51.0	(2.2)%
Net income	48.3	54.9	(12.0)%	140.0	156.7	(10.7)%
Noncontrolling interest	—	0.7	(100.0)%	0.3	0.8	(62.5)%
Net income attributable to Teledyne	$48.3	$55.6	(13.1)%	$140.3	$157.5	(10.9)%

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited – in millions)

	September 27, 2015	December 28, 2014
ASSETS
Cash	$71.5	$141.4
Accounts receivable, net	382.0	400.7
Inventories, net	331.5	311.8
Prepaid expenses and other current assets	81.5	87.8
Total current assets	866.5	941.7
Property, plant and equipment, net	321.5	336.5
Goodwill and acquired intangible assets, net	1,402.9	1,428.2
Prepaid pension asset	108.2	86.3
Other assets, net	71.9	69.5
Total assets	$2,771.0	$2,862.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$151.7	$162.5
Accrued liabilities	245.4	290.3
Current portion of long-term debt and capital lease obligations	14.3	86.2
Total current liabilities	411.4	539.0
Long-term debt and capital lease obligations	698.4	618.9
Other long-term liabilities	240.4	235.8
Total liabilities	1,350.2	1,393.7
Total stockholders’ equity	1,420.8	1,468.5
Total liabilities and stockholders’ equity	$2,771.0	$2,862.2